Exhibit 99.1

Kodiak Sciences Announces Third Quarter 2018 Financial Results and Recent Business Highlights

PALO ALTO, Calif., Nov. 16, 2018 /PRNewswire/ -- Kodiak Sciences Inc. (Nasdaq: KOD), a clinical stage biopharmaceutical company specializing in novel therapeutics to treat chronic, high-prevalence retinal diseases, today reported business highlights and financial results for the third quarter ended September 30, 2018.

“The successful first dosing of patients with KSI-301, our novel antibody biopolymer conjugate, was a highlight of the quarter. We demonstrated promising safety and bioactivity and look forward to initiating concurrent Phase 1b and Phase 2 studies in the coming months,” said Victor Perlroth, M.D., Chief Executive Officer of Kodiak Sciences. “In addition, we continued to strengthen our leadership team and expanded our board of directors with leaders in drug development and corporate governance. The successful completion of our initial public offering in October 2018 provides us with the resources to advance the development of KSI-301 and our other product candidates.”

Recent Business Highlights and Upcoming Milestones:

Successfully dosed all cohorts in first-in-human Phase 1 clinical trial of KSI-301

KSI-301 is built on the Company’s ABC Platform and is designed to maintain effective drug levels in ocular tissues for longer than existing agents. Kodiak’s objective with KSI-301 is to improve real-world outcomes for patients with macular degeneration and diabetic macular edema and to enable earlier treatment and prevention of vision loss for patients with diabetic eye disease. In July 2018, Kodiak commenced a Phase 1 dose escalation study in patients with diabetic macular edema and dosing has been successfully completed in all patients in all pre-planned dose cohorts. KSI-301 was well tolerated with no drug-related adverse events and, notably, no intraocular inflammation observed in any patient to date. In addition, bioactivity of KSI-301 was demonstrated at all three dose levels tested. Data from the Phase 1 trial will be presented at an upcoming ophthalmology meeting.

Completed initial public offering

In October 2018, Kodiak completed an initial public offering (IPO) of 9,000,000 shares of common stock at a price to the public of $10.00 per share. In November 2018, the Company sold and issued an additional 400,000 shares of common stock at $10.00 per share to the underwriters of the IPO following the partial exercise of their over-allotment option. The Company raised gross proceeds of $94.0 million before deducting underwriting discounts, commissions and offering expenses.

Expanded Leadership Team

In September 2018, Jason S. Ehrlich, M.D., Ph.D., joined the Company as Chief Medical Officer and Chief Development Officer. Prior to joining Kodiak, Dr. Ehrlich served as Global Head, Clinical Ophthalmology at Genentech, a member of the Roche Group. Dr. Ehrlich joins other recent key additions to Kodiak’s leadership team including Almas Qudrat, M.Sc., Vice President, Quality Operations, who joined from Genentech-Roche, and J. Pablo Velazquez-Martin, M.D., Vice President, Clinical Research and Translational Medicine, who joined from Bayer HealthCare.

“I was very pleased to join the team as I believe Kodiak’s ABC Platform and KSI-301 are well positioned to solve a critical and long-standing clinical challenge in treating retinal diseases, the inadequate durability of effect. KSI-301 has been thoughtfully designed to be a longest-acting biological therapy administered via intravitreal injection, through the combination of its molecular size, potency, ocular tissue bioavailability and molar dose,” said Dr. Ehrlich. “The objectives in our upcoming Phase 2 wet AMD study are to evaluate the safety and efficacy of KSI-301 and demonstrate that patients can be dosed on an every 12-, 16-, or even 20-week regimen compared to standard of care aflibercept dosed every 8 weeks. If successful, this would be a singular profile in the industry. It would stand in contrast to new data presented from early- and late-phase trials of competitor agents in development which look to maintain many patients on 8-week dosing, a regimen that will just continue the current cycle of low compliance and poor vision outcomes.”

Expanded Board of Directors

In July 2018, the Company announced the appointments of Bassil I. Dahiyat, Ph.D., Robert A. Profusek, J.D., and Richard S. Levy, M.D. to its Board of Directors. Dr. Dahiyat is the co-founder of Xencor, a biopharmaceutical company, and is the Company’s Chief Executive Officer. Mr. Profusek is a partner at Jones Day, a global law firm of over 2,500 attorneys, where he chairs the firm’s global M&A practice. Dr. Levy served as Executive Vice President and Chief Drug Development Officer of Incyte Corporation, a biopharmaceutical company, from January 2009 to April 2016 and previously served as Senior Vice President of Drug Development from August 2003 to January 2009.

Expected Upcoming Milestones in 2018

•	Initiation of KSI-301 Phase 1b study in patients with wet AMD, DME, or RVO

Expected Upcoming Milestones in 2019

•	Presentation of KSI-301 Phase 1 and 1b data at medical meetings
•	Completion of enrollment in KSI-301 Phase 1b study
•	Initiation of KSI-301 Phase 2 head-to-head study against aflibercept in patients with wet AMD
•	Completion of China pre-IND meeting for KSI-301

Third Quarter Financial Results and Financial Guidance:

Kodiak ended the third quarter of 2018 with $11.6 million of cash and cash equivalents.  The Company expects that its existing cash and cash equivalents together with the $94 million of gross proceeds from the Company’s IPO will be sufficient to fund our projected operations for at least the next twelve months.

The net loss for the third quarter of 2018 was $10.5 million, or $1.33 per share on both a basic and diluted basis, as compared to a net loss of $4.6 million, or $0.61 per share on both a basic and diluted basis, for the same period in the previous year.

Research and development (R&D) expenses were $4.7 million in the third quarter of 2018 as compared to $3.1 million in the third quarter of 2017.

General and administrative (G&A) expenses were $1.7 million in the third quarter of 2018 as compared to $0.8 million in the third quarter of 2017.

About Kodiak Sciences Inc.

Kodiak Sciences is a clinical stage biopharmaceutical company specializing in novel therapeutics to treat chronic, high-prevalence retinal diseases.  Our Antibody Biopolymer Conjugate or ABC Platform merges the fields of antibody-based and chemistry-based therapies and is at the core of Kodiak’s discovery engine.  In addition to its lead product candidate, KSI-301, a novel anti-VEGF antibody biopolymer conjugate in clinical development for the treatment of age-related macular degeneration and diabetic retinopathy, Kodiak has leveraged its ABC Platform™ to build a pipeline of product candidates in various stages of development including KSI-501, our bispecific anti-IL-6/VEGF bioconjugate for the treatment of neovascular retinal diseases such as wet AMD and diabetic retinopathy. Kodiak is based in Palo Alto, CA. For more information, visit www.kodiak.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact, and include statements regarding our platform technology and potential therapies, future development plans, clinical and regulatory objectives and the timing thereof, expectations regarding the sufficiency of cash to fund operations for at least the next 12 months, expectations regarding the potential efficacy and commercial potential of our product candidates, the anticipated presentation of data at upcoming conferences, the results of our research and development efforts and our ability to advance our product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” "believe," “intend,” "pursue," and other similar expressions among others. Statements that are not historical fact are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that involve risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our product candidates; our assumptions regarding our planned expenditures and sufficiency of our cash to fund operations may be incorrect; our efforts to advance the clinical development of additional product candidates may not be successful; any of our product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and we undertake no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

“Kodiak,” “ABC Platform” and the Kodiak logo are registered trademarks or trademarks of Kodiak Sciences Inc. in various jurisdictions.

Kodiak Sciences Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses
Research and development	$4,709	$3,148	$11,942	$13,246
General and administrative	1,671	831	5,075	2,517
Total operating expenses	6,380	3,979	17,017	15,763
Loss from operations	(6,380)	(3,979)	(17,017)	(15,763)
Interest expense	(1,982)	(395)	(5,329)	(407)
Other income (expense), net	(2,090)	(209)	(4,435)	(196)
Net loss and comprehensive loss	$(10,452)	$(4,583)	$(26,781)	$(16,366)
Net loss per share attributable to common stockholders, basic and diluted	$(1.33)	$(0.61)	$(3.45)	$(2.19)
Weighted-average shares outstanding used in computing net loss per share attributable to common stockholders, basic and diluted	7,851,560	7,549,711	7,764,888	7,479,523

Kodiak Sciences Inc.

Condensed Consolidated Balance Sheet Data

(Unaudited)

(in thousands)

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$11,590	$1,395
Working capital	6,910	(7,563)
Total assets	17,115	3,244
Accumulated deficit	(96,104)	(69,323)
Total stockholders’ deficit	(93,830)	(68,738)

CONTACT: John Borgeson, Senior Vice President and Chief Financial Officer, Tel (650) 281-0850, media@kodiak.com